Exhibit 10

NANCY A. REARDON
Senior Vice President
Chief Human Resources and
Communications Officer
856-342-6440 Phone
856-342-4782 Fax
August 13, 2008
Mr. B. Craig Owens
Dear Craig:
It is our pleasure to extend this offer of employment to you for the position of Senior Vice President — Chief Financial Officer and Chief Administrative Officer, reporting directly to Doug Conant, President and Chief Executive Officer. We’re excited to have you join the Campbell family where we value character, competence and teamwork. The details of our offer are described below:
•	Salary. Your starting base salary will be $780,000 per year.
•	Annual Incentive Plan. You will be eligible to participate in the Campbell Soup Company Annual Incentive Plan (the AIP). Your target annual bonus under the AIP for fiscal year 2009, which started on August 4, 2008, will be 100% of your annual base salary. Your first award under the AIP is expected to occur in October 2009. Actual AIP awards are based on individual performance and an overall assessment of the Company’s financial, marketplace, operational and strategic performance and may be greater or less than the target amount. All awards are subject to the approval of the Compensation and Organization Committee of the Board of Directors and the terms and conditions of the AIP.
•	Personal Choice. You will be eligible to participate in our perquisite program, “Personal Choice.” Your Personal Choice annual benefit of $32,000 will be paid to you in quarterly installments at the end of the first month of each fiscal quarter. Your participation will be based on your employment status in the first pay period of that month.
•	Long-Term Incentive Program. You will be eligible to participate in the Campbell Soup Company Long-Term Incentive Program (the LTI Program). Based on your position, your current LTI target grant value is 255% of your base salary; however, annual grant targets are reviewed and approved by the Compensation and Organization Committee of the Board of Directors just prior to each grant, following a review of competitive practices. The target value of actual LTI grants may be higher or lower than your current target. The current LTI Program for your level consists of a mix of TSR Performance Restricted Stock Units (70%) and EPS Performance Restricted Stock Units (30%). The first date on which you will be eligible to receive an LTI grant is expected to be October 1, 2009.

In recognition of the annual and long-term incentive awards you will forfeit by resigning from your current employer, we are providing you with a combination of sign-on cash and stock units upon your hire.
•	One-Time Cash Payment. You will receive a one-time payment in the amount of $1,350,000, payable on the next payroll cycle following thirty (30) days of employment with the Company. You will be required on your first day of employment to sign a Payback Agreement concerning this payment.
•	Sign-On Stock Award. On the first day of the month following your date of hire, you will be granted 41,200 units of time-lapse restricted stock. If your hire date is the 1st of the month, then your grant will be made on your hire date. The vesting schedule will be one-half of the units will vest two years from the grant date and one-half of the units will vest three years from the grant date; provided you

Mr. B. Craig Owens
August 13, 2008

continue to be employed by the Company on each of the vesting dates. Regular quarterly cash dividend equivalents will be paid on these units.
•	Executive Pension Plan. You will be eligible for the Campbell Soup Company Mid-Career Hire Pension Plan, which is an executive pension plan providing benefits above the regular qualified pension plan, provided you meet the vesting requirement and other terms and conditions of the plan.
•	Executive Long-Term Disability (LTD) Program. You are eligible to participate in the Executive LTD Program. This program, in combination with the Group Basic LTD Plan, provides coverage up to 65% of your base salary, subject to a maximum monthly benefit of $30,000.
•	Benefits. You will be eligible to participate in the Company’s comprehensive employee benefits programs.
•	Vacation. You will receive 20 days of vacation annually. This level of vacation time will remain in effect until you are eligible for additional time off under our vacation policy.
•	Deferred Compensation Plan II. Under the Campbell Soup Company Deferred Compensation Plan II, you will be eligible to defer a portion of your base salary and a portion of your AIP award. If you wish to take advantage of this deferral opportunity, you must make a valid election no later than thirty (30) days after your hire date.
•	Executive Stock Ownership Program. Campbell expects executives to become shareowners of Campbell Soup Company and to retain a portion of each equity grant to build ownership value. Stock ownership standards are linked to your organization level and are measured as a multiple of base salary. The ownership standard for your role is 3.5 times your base salary.
•	Relocation. We are comfortable with your desire to commute from your home in Maine and defer moving your family until sometime in the summer of 2009. In the interim, we will provide temporary housing assistance near our World Headquarters location. We will provide you with information about our relocation package in early 2009, as you begin to plan for the move.
All of the compensation and benefits programs and policies described above may be modified or terminated at the sole discretion of Campbell Soup Company at any time.
•	Standard Pre-Employment Conditions. Additionally, upon acceptance of this position, you will be required to sign the standard Non-Competition Agreement. The Agreement must be executed prior to the first day in your new position. You will also be required to complete standard pre-employment forms for executives.
We look forward to you joining the Campbell family and to your efforts in achieving our mission. “Together we will build the world’s most extraordinary food company by nourishing people’s lives everywhere, every day.” Welcome to the Campbell family!
Sincerely,
/s/ Nancy A. Reardon
Nancy A. Reardon
Senior Vice President
Chief Human Resources and Communications Officer

c:	Robert Centonze	Ellen Kaden
	Doug Conant	Nancy Springer
John Furey

Mr. B. Craig Owens
August 13, 2008

To indicate your acceptance of this offer, please sign and date below and return a signed copy of this letter to Nancy Reardon.

/s/ B. Craig Owens	8/26/2008

Accepted and Agreed To	Date
B. Craig Owens
Please return your signed copy to:
Nancy A. Reardon
Campbell Soup Company
One Campbell Place, Box 9
Camden, NJ 08103-1799